Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

VEECO ANNOUNCES PRICING OF PRIVATE OFFERING OF
$205 MILLION OF 2.875% CONVERTIBLE SENIOR NOTES

Plainview, N.Y., May 17, 2023 – Veeco Instruments Inc. (“Veeco”) (NASDAQ: VECO) announced today the pricing of a private offering of $205 million aggregate principal amount of 2.875% Convertible Senior Notes due 2029 (the “notes”). The notes will be offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Veeco also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $25.0 million aggregate principal amount of the notes. The closing of the offering is expected to occur on May 19, 2023, subject to customary closing conditions.

Veeco estimates that the net proceeds from the offering will be approximately $198.9 million (or approximately $223.3 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting fees and estimated expenses payable by Veeco. Veeco intends to use approximately $198.8 million of the net proceeds from the offering to fund the cash portion of the Note Exchanges described below and the remainder for general corporate purposes. If the initial purchasers exercise their option to purchase additional notes, Veeco intends to use the net proceeds from the sale of such additional notes for general corporate purposes.

In connection with the pricing of the notes in the offering, Veeco entered into or will enter into, respectively, separate and individually negotiated transactions (each, a “Note Exchange”) with certain holders of its outstanding 3.50% convertible senior notes due 2025 (the “2025 Notes”) to exchange approximately $106.0 million aggregate principal amount of the 2025 Notes for an aggregate of approximately $106.0 million in cash and approximately 0.7 million shares of Veeco’s common stock and with certain holders of its 3.75% convertible senior notes due 2027 (the “2027 Notes” and, together with the 2025 Notes, the “Existing Notes”) to exchange approximately $100.0 million aggregate principal amount of the 2027 Notes for an aggregate of approximately $92.8 million in cash and approximately 3.8 million shares of Veeco’s common stock.

Veeco expects that holders of the Existing Notes that exchange their Existing Notes in any Note Exchange may enter into or unwind various derivatives with respect to Veeco’s common stock (including entering into derivatives with one or more of the initial purchasers in the offering of notes or their respective affiliates) and/or purchase or sell shares of Veeco’s common stock concurrently with or shortly after pricing of the notes in the offering. This activity could affect the market price of Veeco’s common stock.

The notes will be Veeco’s general senior unsecured obligations. The notes will bear interest at a rate of 2.875% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2023. The notes will mature on June 1, 2029, unless earlier redeemed, repurchased or converted. The initial conversion rate for the notes is 34.2185 shares of Veeco’s common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $29.22 per share of Veeco common stock). Prior to the close of business on the business day immediately preceding February 1, 2029, the notes will be convertible only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the business day immediately preceding the maturity date. Veeco will settle any conversions of the notes by paying cash up to the aggregate principal amount of the notes to be converted, and paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of common stock, at Veeco’s election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the notes to be converted.

Veeco may not redeem the notes prior to June 8, 2026. On or after June 8, 2026, Veeco may redeem for cash all or a portion of the notes, at Veeco’s election, if the last reported sale price of Veeco’s common stock has been at least 130% of the conversion price then in effect on each of at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Veeco provides notice of redemption at a cash redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The issuance of the notes and the shares of common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act or any state securities laws. Unless a subsequent resale is registered under the Securities Act, the notes and the shares of common stock issuable upon conversion of the notes, if any, may only be offered or sold in the United States in a transaction that is exempt from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only to persons reasonably believed to be qualified institutional buyers by means of a private offering memorandum in accordance with Rule 144A under the Securities Act.

About Veeco

Veeco (NASDAQ: VECO) is an innovative manufacturer of semiconductor process equipment. Our laser annealing, ion beam, chemical vapor deposition (CVD), metal organic chemical vapor deposition (MOCVD), single wafer etch & clean and lithography technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets we serve.

Forward-looking Statements

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the expected closing of the offering of the notes and Veeco’s ability to effect the Note Exchanges with some or all of the net proceeds of the offering, the potential impact of the Note Exchanges and other risks discussed in the Risk Factors, Business Description and Management's Discussion and Analysis of Financial Condition and Results of Operations sections of Veeco's Annual Report on Form 10-K for the year ended December 31, 2022, in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of Veeco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in Veeco's Current Reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Contacts:

Investors: Anthony Pappone | (516) 500-8798 | apappone@veeco.com

Media: Kevin Long | (516) 714-3978 | klong@veeco.com